July 2009 Preliminary Terms No. 12 Registration Statement No. 333-155535 Dated June 23, 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. These investments are designed for investors who are concerned about principal risk and who are willing to forgo yield and appreciation in the Index above 50% to 60% (to be determined on the pricing date) in exchange for principal protection. The notes are senior unsecured obligations of JPMorgan Chase & Co. and all payments on the Capital Protected Notes, including the repayment of principal and the supplemental redemption amount, if any, are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	July , 2009 (expected to price on or about July 24, 2009)
Original issue date:	July , 2009, (5 business days after the pricing date)
Maturity date:	July 31, 2014, subject to adjustment for non-business or non-trading days and certain market disruption events as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement no. MS-4-A-I
Interest:	None
Index:	The S&P 500® Index
Principal protection:	100%
Payment at maturity:	The payment at maturity per $10 stated principal amount will equal:
•

$10 plus the supplemental redemption amount, if any, subject to the maximum payment at maturity.
If the notes are held to maturity, in no event will the payment at maturity on the notes be less than $10 or greater than the maximum payment at maturity.

Supplemental redemption amount:	The supplemental redemption amount per $10 stated principal amount will be:
•

10 times the index performance times the participation rate.
In no event will the supplemental redemption amount be less than $0 or greater than $5 to $6 per note (to be determined on the pricing date).

Participation rate:	100%
Maximum payment at maturity:	$15 to $16 (150% to 160% of the stated principal amount) per note. The actual maximum payment at maturity will be determined on the pricing date and will not be less than $15 or greater than $16 per note.
Index performance:	(final index value – initial index value) / initial index value
Initial index value:	The official closing value of the index on the pricing date
Final index value:	The official closing value of the index on the determination date
Determination date:	July 28, 2014, subject to adjustment for non-trading days and certain market disruption events as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. MS-4-A-I.
CUSIP:	46625H241
Listing:	The notes will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)

Commissions and Issue Price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Company
Per Note	$10	$0.35	$9.65
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-17 of the accompanying product supplement no. MS-4-A-I.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.90 per note. Please see “Syndicate Information” on page 5 for further details.
(3)	JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“MSSB”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMSI and the selling concessions to be allowed to MSSB exceed $0.35 per $10 principal amount note. See “Underwriting” beginning on page PS-33 of the accompanying product supplement no. MS-4-A-I.

Investing in the notes involves a number of risks. See “Risk Factors” on page PS-7 of the accompanying product supplement no. MS-4-A-I and “Risk Factors” beginning on page 9 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-4-A-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product supplement no. MS-4-A-I dated June 23, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209002506/e35704_424b2.pdf

Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Investment Overview
Capital Protected Notes

The 100% Capital Protected Notes (the “notes”) provide investors:

  An opportunity to gain exposure to the S&P 500® Index

  100% participation in any appreciation of the index over the term of the notes, subject to a maximum payment at maturity of $15 to $16 (150% to 160% of the stated principal amount) per note. The actual maximum payment at maturity will be determined on the pricing date.

  A payment at maturity of $10 (100% of the stated principal amount) per note regardless of the performance of the index.

At maturity if the index closing value has appreciated, the notes will pay 100% of such appreciation of the index in addition to the $10 stated principal amount, subject to the maximum payment at maturity of $15 to $16 (150% to 160% of the stated principal amount) per note. If, at maturity, the index closing value has depreciated or has not appreciated at all, you will receive $10 per note (100% of the stated principal amount) without any yield on your investment. All payments on the notes, including the repayment of principal, and the supplemental redemption amount, if any, are subject to the credit risk of JPMorgan Chase & Co.

Maturity:	5 years
Participation rate:	100%
Maximum payment at maturity:	$15 to $16 (150% to 160% of the stated principal amount) per note
Principal protection:	100%
Supplemental Redemption Amount:	$10 times the index performance times 100% (the participation rate), provided that the supplemental redemption amount will not be less than $0 or greater than between $5 and $6 per note
Payment at maturity:	$10 plus the supplemental redemption amount, if any, per note, subject to the maximum payment at maturity

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on June 22, 2009:

Bloomberg Ticker Symbol:	SPX
Current Index Level:	893.04
52 Weeks Ago:	1,318.00
52 Week High (on 06/25/2008):	1,321.97
52 Week Low (on 03/09/2009):	676.53

Index Historical Performance – Closing Day Values January 2, 2004 to June 22, 2009

July 2009	Page 2

Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Key Investment Rationale

The notes offer 1:1 exposure to the positive performance of the index, subject to the maximum payment at maturity, while protecting 100% of your principal, in exchange for forgoing current yield or interest or any appreciation in the Index above 50% to 60% over the term of the notes.

Best Case Scenario

The index increases in value and, at maturity, you receive the stated principal amount of $10 plus 100% of the index performance, subject to the maximum payment amount of $15 to $16 (150% to 160% of the stated principal amount) per note.

Worst Case Scenario	The index declines or does not appreciate in value. At maturity, you receive only $10, representing 100% of the stated principal amount of your investment.

Summary of Selected Key Risks (see page 9)

  You will receive only the $10 stated principal amount at maturity if the index depreciates or does not appreciate in value.

  Appreciation potential is limited to the maximum payment at maturity.

  The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.

  There will be no payments of interest with respect to the notes and the return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security.

  The notes will not be listed on any securities exchange and secondary trading may be limited.

  The inclusion of commissions and estimated cost of hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your note prior to maturity.

  The market price of the notes may be influenced by many unpredictable factors. Prior to maturity the notes may, depending on market conditions (primarily movements in the index and interest rates), trade below, and possibly significantly below, the original issue price.

  You will have no shareholder rights or voting rights, and will receive no dividend payments.

  Investing in the notes is not equivalent to investing in the index or the stocks composing the index.

  Adjustments to the index by the index sponsor could adversely affect the value of the notes.

  Economic interests of the calculation agent and the issuer may be potentially adverse to investors.

July 2009	Page 3

Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Fact Sheet

The notes offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest and have the terms described in the accompanying product supplement no. MS-4-A-I, the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each $10 stated principal amount of note that the investor holds, the $10 stated principal amount plus a supplemental redemption amount, if any, based on the increase, if any, in the index closing value, subject to the maximum payment at maturity of $15 to $16 (150% to 160% of the stated principal amount) per note (to be determined on the pricing date). The notes are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the notes, including the repayment of principal and the supplemental redemption amount, if any, are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2009 (expected to price on or about July 24, 2009)	July , 2009 (5 business days after the pricing date)	July 31, 2014, subject to postponement due to a non-business or non-trading day or a market disruption event as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. MS-4-A-I.

Key Terms
Issuer:	JPMorgan Chase & Co.
Issue price:	$10 per note (see “Syndicate Information” below)
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Principal protection:	100%
Bull or bear notes:	Bull notes
Index:	The S&P 500® Index
Index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Payment at maturity:	The payment at maturity per $10 stated principal amount will equal:
•	$10 plus the supplemental redemption amount, if any, subject to the maximum payment at maturity.
If the notes are held to maturity, in no event will the payment at maturity on the notes be less than $10 or greater than the maximum payment at maturity.
Supplemental redemption amount:	The supplemental redemption amount will be:
•	$10 times the index performance times the participation rate.
In no event will the supplemental redemption amount be less than $0 or greater than $5 to $6 per note (to be determined on the pricing date).
Participation rate:	100%
Maximum payment at maturity:	$15 to $16 (150% to 160% of the stated principal amount) per note. The actual maximum payment at maturity will be determined on the pricing date and will not be less than $15 or greater than $16 per note.
Index performance:	(final index value – initial index value) / initial index value
Initial index value:	The official closing value of the index on the pricing date.
Final index value:	The official closing value of the index on the determination date.
Determination date:	July 28, 2014, subject to adjustment for non-trading days and certain market disruption events as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. MS-4-A-I.
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled determination date is not a trading day or if a market disruption event occurs on that day so that the determination date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the notes will be postponed until the third business day following the determination date as postponed.
Risk factors:	Please see “Risk Factors” on page 9.

July 2009	Page 4

Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	46625H241
Minimum purchase amount:	100 notes
Tax considerations:

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-4-A-I. Subject to the limitations described therein in the opinion of our special tax counsel, Davis Polk & Wardwell, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment, you will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Interest included in income will increase your basis in the notes. Generally, amounts received at maturity or earlier sale or exchange in excess of your adjusted basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to your notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, which may be subject to limitations. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in their notes and the notes’ adjusted issue price.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of notes.

COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the final term sheet or pricing supplement for the notes, which we will file with the SEC. If the notes had priced on June 22, 2009 and we had determined the comparable yield on that date, it would have been an annual rate of 5.09%, compounded semiannually. The actual comparable yield that we will determine for the notes may be more or less than 5.09%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Based on the above hypothetical comparable yield, the “projected payment schedule” per $10 principal amount note would consist of a single payment at maturity equal to $12.85. Assuming a semiannual accrual period, the following table states the amount of OID that would accrue with respect to a note during each calendar period, based upon the hypothetical comparable yield and projected payment schedule set forth above:

		Total Accrued OID
	Accrued OID	from Original Issue
	During Calendar	Date per $10 note as of
Calendar Period	Period (per $10 note)	End of Calendar Period

July 31, 2009 through December 31, 2009	$0.21	$0.21

January 1, 2010 through December 31, 2010	$0.53	$0.74

January 1, 2011 through December 31, 2011	$0.55	$1.29

January 1, 2012 through December 31, 2012	$0.58	$1.87

January 1, 2013 through December 31, 2013	$0.61	$2.48

January 1, 2014 through July 31, 2014	$0.37	$2.85

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMSI
Use of proceeds and hedging:

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes.

For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-4-A-I.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-4-A-I.
Contact:

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).

Syndicate Information
		Principal amount of notes
Issue price of the notes	Commissions	for any single investor
$10.0000	$0.3500	<$1MM
$9.9500	$0.3000	>$1MM and <$3MM
$9.9250	$0.2750	>$3MM and <$5MM
$9.9000	$0.2500	>$5MM

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying product supplement no. MS-4-A-I, the prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2009	Page 5

Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity of $15 to $16 (150% to 160% of the stated principal amount) per note (to be determined on the pricing date), calculated on the determination date as follows:

$10 times the index performance times the participation rate, provided that the supplemental redemption amount will not be less than zero. In no event will the payment at maturity be greater than the maximum payment at maturity of between $15 and $16 per note.

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of index performances and does not cover the complete range of possible payouts at maturity. Based upon a hypothetical maximum payment at maturity of $15 per note, if the index performance is greater than 50%, you will receive only the hypothetical maximum payment at maturity of $15 per note, or 150% of the stated principal amount.

Index performance	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $10 note
70%	1,530	$10	$5	$15	50%
60%	1,440	$10	$5	$15	50%
50%	1,350	$10	$5	$15	50%
40%	1,260	$10	$4	$14	40%
30%	1,170	$10	$3	$13	30%
20%	1,080	$10	$2	$12	20%
10%	990	$10	$1	$11	10%
0%	900	$10	$0	$10	0%
–10%	810	$10	$0	$10	0%
–20%	720	$10	$0	$10	0%
–30%	630	$10	$0	$10	0%
–40%	540	$10	$0	$10	0%
–50%	450	$10	$0	$10	0%

Below are three examples of how to calculate the index performance and the payment at maturity based on the hypothetical table above. Each of these examples assumes that the notes are held to maturity.

Example 1:

The hypothetical final index value is 30% greater than the initial index value.

Initial index value:	900
Hypothetical final index value:	1,170
Hypothetical maximum payment at maturity:	$15 per note
Participation rate:	100%
Supplemental redemption amount per note =	$10 x [(1,170 – 900)/900] x 100% = $3.00

In the example above, the total payment at maturity per note will equal $13.00, which is the sum of the stated principal amount of $10 and a supplemental redemption amount of $3.00.

July 2009	Page 6

Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Example 2:

The hypothetical final index value is 20% less than the initial index value.

Initial index value:	900
Hypothetical final index value:	720
Participation rate:	100%
Index performance =	[(720 – 900)/900] = -20%
Supplemental redemption amount per note =		$0

In the example above, because the index performance is negative, the supplemental redemption amount per note is $0 and at maturity you will receive only the stated principal amount of $10.

Example 3:

The hypothetical final index value is 60% greater than the initial index value.

Initial index value:	900
Hypothetical final index value:	1,440
Hypothetical maximum payment at maturity:	$15 per note
Participation rate:	100%
Supplemental redemption amount per note =	$5

In the example above, because the index has increased in value by more than 50%, the supplemental redemption amount per note is $5 and you will receive the hypothetical maximum payment at maturity of $15.

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Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of note at least $10 per note (100% of the stated principal amount), plus the supplemental redemption amount, if any, subject to the maximum payment amount of $15 to $16 (150% to 160% of the stated principal amount) per note. All payments on the notes, including the repayment of principal and the supplemental redemption amount, if any, are subject to the credit risk of JPMorgan Chase & Co.

The supplement redemption amount will equal $10 x the index performance x the participation rate. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount				(final index value – initial index value)
	=	$10	x		x	participation rate
				initial index value

where,
participation rate	=	100%
initial index value	=	the official closing value of the index on the pricing date
final index value	=	the official closing value of the index on the determination date

In no event will the supplemental redemption amount be greater than $5 to $6 (50% to 60% of the stated principal amount) per note.

If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In no event will the supplemental redemption amount be less than $0.

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Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. MS-4-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

  You will receive only the stated principal amount of $10 per note at maturity if the index depreciates in value. If the value of the index has not increased or has declined at maturity from its initial value, you will receive no supplemental redemption amount and you will receive only $10 per note (100% of the stated principal amount) at maturity.

  Appreciation potential is limited to the maximum payment at maturity. Appreciation potential is limited by the maximum payment at maturity of $15 to $16 (150% to 160% of the stated principal amount) per note. Accordingly, if the initial index value rises above 150% to 160%, you will receive the maximum payment at maturity of $15 to $16 (150% to 160% of the stated principal amount) per note, even though the index performance may reflect significantly greater appreciation in the index than 50% to 60%. The maximum payment at maturity will be determined on the pricing date.

  The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

  Unlike conventional debt securities, there will be no payments of interest with respect to the notes. The notes differ from many conventional debt securities in that no periodic interest will be paid on the notes. Because of the variable nature of the supplemental redemption amount, which may equal zero and will not be more than the $5 to $6, the return on your investment in the notes, if you hold the notes to maturity, may be less than the amount that would be paid on a conventional debt security. The return of only the $10 stated principal amount will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the payment of the stated principal amount per note and a capped supplemental redemption amount based on performance of the index.

  The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. JPMSI may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by JPMSI, as a result of dealer discounts, mark-ups or other transaction costs. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

  Market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which JPMSI may be willing to purchase or sell the notes in the secondary market, including: the value of the index at any time and, in particular, on the determination date, the volatility of the index, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events that effect the stocks underlying the index, or stock markets generally, and that may affect the final index value, the time remaining to the maturity of the notes, the dividend rate on the stock underlying the index and any actual or anticipated changes in our credit ratings or credit spreads.

  You will have no shareholder rights or voting rights, and will receive no dividend payments. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

  Not equivalent to investing in the index. Investing in the index is not equivalent to investing in the index or its component stocks. See “Hypothetical Payout on the Notes” above.

  Adjustments to the index could adversely affect the value of the notes. The index publisher may discontinue or suspend calculation or publication of the index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

  Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. As calculation agent, JPMSI will determine the initial index value and the final index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by JPMSI, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the index, may adversely affect the payment to you on the notes at maturity. In addition, we are currently one of the companies that make up the index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the index and the notes.

  Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the notes on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value that the index must reach before you receive a supplemental redemption amount greater than zero. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the value of the index and, accordingly, the amount of cash an investor will receive at maturity.

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Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Information about the Index

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Index is described under the heading “The S&P 500® Index” in the accompanying product supplement no. MS-4-A-I.

License Agreement between Standard & Poor’s and J.P. Morgan Securities Inc. “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities Inc. See “The S&P 500® Index — License Agreement with S&P” in the accompanying product supplement no. MS-4-A-I.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the index for each quarter in the period from January 1, 2004 through June 22, 2009. The closing value of the index on June 22, 2009 was 893.04. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the value of the index on the determination date. The payment of dividends on the stocks that constitute the index are not reflected in its value and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter (through June 22, 2009)	946.21	811.08	893.04

July 2009	Page 11

Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the issue date set forth on the front cover of this preliminary terms, which will be the fifth business day following the pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Subject to regulatory constraints, JPMSI intends to use its reasonable efforts to offer to purchase the notes in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. MS-4-A-I.

July 2009	Page 12

Capital Protected Notes due July 31, 2014
Based on the Value of the S&P 500® Index

Where Can You Find More Information?

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. MS-4-A-I dated June 23, 2009.

This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-4-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-4-A-I dated June 23, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209002506/e35704_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

July 2009	Page 13